Exhibit 10.9

                         FINDER'S and ADVISORY AGREEMENT

     THIS AGREEMENT (the "Agreement") made on this __ day of ____________, 2001 by and between vSource1, Inc., vSource1.com, Inc., and vSource1 LLC and West Park Capital, Inc. and Scarborough Capital, Inc. (the "Finder") and, Nutrastar, Inc. (otcbb:NTRA) (the "Issuer"or the "Company").


         THE PARTIES

1.1 Issuer, a ______________ corporation with its principal office at (Address)

     1.2 Finder, a Georgia Subchapter S corporation, with its principal office at 40 Overby Lane, Atlanta, Georgia 30327.

     1.3 Each person executing this Agreement mutually represents that they have full and complete authority to do so and have been designated to do so by their respective managers or Board of Directors.

2. THE AGREEMENT

     2.1 Issuer seeks to be introduced to one or more businesses or entities together with such businesses' or entities' subsidiaries, affiliates and related companies (referred to herein as the "Target(s)") that are consistent with Issuer's business and strategic plans that Issuer could either acquire all or any portion of their capital securities or assets, or engage in a merger, joint venture or other business arrangement with such business or entity (the "Transaction"). Furthermore, the Finder may introduce the Company to investors who may, at the discretion of the Company and the investor(s), complete an investment transaction of which one or more purchasers may be all or part of a private placement offering ("Offering"). The Offering and/or Transaction shall be for equity securities of the Issuer on terms and conditions satisfactory to the Issuer. As a result of the introduction(s) made by or through Finder to Issuer to an investor (either a single investor or several investors referred to herein as "Investors") or any related entity under Investors' control, should all or any part of the Offering and/or Transaction be placed with Investors or closed by the Issuer and the Target, then Issuer shall owe Finder such fees as described herein on page 3. Should Issuer close on any introduction pursuant to a Transaction(s) under this Agreement, that in itself shall serve as proof that the Offering and/or Transaction met the terms and conditions that were satisfactory to Issuer.

     2.2 Unless provided otherwise within this agreement, it is acknowledged by Issuer that: Finder has acted solely as a finder and not in any other capacity; Finder has not advised Issuer in any manner regarding the merits of this or any other financing arrangement, acquisition, merger, joint venture or other business arrangement; Finder has consulted its own counsel on all aspects of this Offering and/or Transaction; Finder has not made any representations to Issuer to induce it into this Agreement; and Finder shall not sell or offer to sell securities related to this Offering and/or Transaction.




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

         2.3 As it pertains to an investment or an Offering, Issuer shall be under no obligation to pay any fee or other monies to Finder on account of this Agreement unless (a) the purchase of all or part of the Offering contemplated by this Agreement has closed with Investors and/or the Transaction has closed with a Target. For purposes of this Agreement, the total amount of the fee due Finder shall be due and payable on the date of the closing of the Offering and/or Transaction. Issuer shall be under no obligation to consummate any such Offering and/or Transaction, except upon such terms as shall be acceptable to Issuer in its sole discretion. However, if Issuer declines to accept such bona fide terms as proposed to the Company by the Investor(s), then the Finder has the right to terminate this agreement and the Company will pay a fee of $0.00 to the finder in consideration for the contacts and effort provided by the finder to obtain such terms and offers.

         2.4 Prior to the introduction to any particular investor and/or Target, Finder will first disclose the identity of that proposed Investor and/or Target to the Issuer. Issuer, at its sole discretion, can approve or decline whether such introduction can be made to that Investor and/or Target. If Issuer does not approve or decline whether such introduction can be made to that investor and/or Target within 24 hours of the disclosure of the identity of that investor and /or Target by Finder to Issuer, then such inaction shall be deemed an approval. If the Investor or Target learns of the Issuer from the Finders Internet site or any other venue or forum suggested by the Finder and contacts the Issuer directly to pursue an investment or any transaction with the Issuer, then the Finder is required to be compensated as described in paragraph 2.1, 2.3 and 2.5.

         2.5 This Agreement is for an initial period of one year from the date that the Issuer indicates their approval by signing this agreement or so noting electronically by responding to queries over the Finder's Internet site. However, either party may cancel this agreement in writing within 30 days of the expiration date of this initial one year period. If notification is not tendered within this period than this agreement will automatically renew for another 12 month period from the expiration date. After this agreement has expired, then neither party will have any obligations towards the other party unless previously introduced Investors are actively negotiating with Issuer at expiration time, then this Agreement will survive until such time as the active dealings either terminate or an Offering and/or Transaction is closed. Furthermore, if at any time in the future, the Issuer proceeds to transact an offering with any Investor and/or target introduced by the Finder, than the finder will be entitled to collect all of such fees as would normally be due within the provisions of this agreement. All introductions made by the finder will continue to be considered introduction(s) by the finder even after this agreement has expired.

3. THE FEE

         3.1 The fee for Acquisition Services as hereinafter defined as the introduction by Finder to Issuer of Investors, to be paid to Finder by Issuer pursuant to this Agreement, shall be a sum computed as follows:




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A.   _ Percent (_%), plus B. _ percent (_%) for unaccountable  expenses,  of all funds raised from the sale of Issuer securities to Investors as a result of the introduction of Investors to Issuer by Finder shall be paid to Finder in cash upon the closing of such sale. The term "funds raised" shall include all funds due to Issuer under the agreement between Issuer and Investors regardless of when those funds may be payable to Issuer.

--------------------------- -----------------------------------------
 Amount Funded                 A. Fee      B. Unaccountable Expenses
--------------------------- -----------------------------------------
  $1,000,000 to $5,000,000       5%                   2%
--------------------------- -----------------------------------------
 $5,000,001 to $10,000,000       4%                  1.5%
--------------------------- -----------------------------------------
$10,000,001 to $25,000,000       3%                  1.5%
--------------------------- -----------------------------------------
        $25,000,000 and up       2%                   1%
--------------------------- -----------------------------------------
          $0 to $1,000,000       10%                  3%
--------------------------- -----------------------------------------


B. Plus, 10% of the transaction value in cashless warrants of the Issuer on the same pricing and conditions as the Transaction or Issue warrants.

C. In the event that the Finder arranges a credit line or any traditional or non traditional bank debt placement, or an equity line with any Investor appropriate to provide this facility, then the Company can elect to pay the Finder 2% of the agreed upon total debt, equity or credit facility at the time of a closing for such facility.


                                       OR

D. In the event that Finder introduces or identifies a business or entity to Issuer and Issuer subsequently acquires all or any portion of the capital securities or assets of, or engages in a merger, joint venture or other business arrangement with, such business or entity (the "Acquisition Services"), then the Issuer will compensate Finder (based on the Transaction Value, as defined below) for such services in an amount equal to:

              7% on the first $5,000,000 of the Transaction Value; 6% on the amount from $5,000,001 to $10,000,000;
              5% on the amount from $10,000,001 to $15,000,000;
              4% on the amount from $15,000,001 to $20,000,000;
              3% on the amount from $20,000,001 to $25,000, 000, and
              3% on the amount in excess of $25,000,000.

E. Plus, 10% of the transaction value in cashless warrants of the Issuer on the same terms and conditions as the Transaction or Issue warrants.



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           "Transaction  Value"  shall  mean the  aggregate  value of all cash, securities and other property (i) paid to Issuer, its affiliates or their shareholders in connection with any transaction referred to in this paragraph involving any investment in or acquisition of Issuer or any of Issuer's affiliates (e.g., an entity that directly, or indirectly, through one or more intermediaries controls or is controlled by, or is under common control with Issuer) (or the assets of either), (ii) paid by or to the Issuer or any affiliate in any such transaction, or (iii) paid or contributed by Issuer or an affiliate and by the other party or parties in the event of any such transaction involving a merger, consolidation, joint venture or similar joint enterprise or undertaking. The value of any such securities shall be the fair market value thereof, as determined in good faith by Issuer's Board of Directors and set forth in the relevant acquisition or other applicable
           agreement.   If  Issuer   seeks   financing   in  addition  to
           acquisition candidates, then Issuer shall pay an additional fee to the Finder for such service.

         3.2 The fee due to Finder shall be payable to Finder by Issuer at closing and dispersed from the closing escrow. The escrow agent shall release the fee to Finder at the same time as the balance of escrowed funds are released to Issuer and the certificates are sent to Investors and/or Target or its security holders. The Issuer is responsible for such fee and if the investor refuses to comply, then the finder has the right to collect such fee from the Issuer immediately after a Transaction has occurred.

4. OTHER

     4.1 Unless otherwise arranged between the Issuer and the Finder, any arrangements made by Finder with any broker or other persons with whom Finder is or may be involved are the total responsibility of Finder. Upon payment made by Issuer to Finder of Finder's fee, Finder will hold Issuer free and harmless from any and all claims, liabilities, commissions, fees or expenses in connection with the transaction from any party who alleges a relationship with or through Finder and the Investors and/or Target.

     4.2 Finder will have the right to publicize its relationship with the Issuer and use any means it deems necessary to attract funds for the benefit of the Issuer, including to advertise, issue correspondence through traditional and/or electronic methods, or use telephonic methods to promote the Issuer. Once a transaction is completed, the Finder will have the right to publicize its involvement in the transaction and/or list a tombstone about the transaction.

     4.3 In the event of any dispute between Issuer and Finder arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration in Fulton County, City of Atlanta, State of Georgia, in accordance with rules and regulations of the American Arbitration Association. The determination of the arbitrators shall be final and binding upon Issuer and Finder and may be enforced in any court of appropriate jurisdiction.




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

         4.4 This Agreement shall be construed by and governed exclusively under the laws of the State of Georgia, without regard to its conflicts of laws provisions.

         4.5 This Agreement contains the entire agreement between Finder and Issuer concerning the introduction of Investors to Issuer and correctly sets forth the rights and duties of each of the parties to each other concerning this matter as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Finder to Issuer in relation thereto, not set forth in this Agreement, is null and void.

         4.6 Issuer shall include in any agreement executed by Issuer with any Investor and/or Target regarding the Offering and/or Transaction, the following representation: "(the Investor and/or Target) has performed its own due diligence investigation and has had the opportunity to ask questions of (the Issuer) and its management team and analyze their responses. (The Investor and/or Target) has not relied on any representations not made by (Issuer)and expressly set forth in the purchase agreement. Both parties to the purchase agreement shall release and hold harmless (the Finder) and from and against any losses, claims, damages or liabilities related to the Offering and/or Transaction."

         4.7 Issuer shall include in any agreement executed by Issuer with any Investor regarding the Offering and/or Transaction, a covenant requiring Finder to be paid its fees hereunder either from the funds held in escrow pending the closing of the Offering and/or Transaction or directly from the Investors and/or Issuer in accordance with the wiring instructions attached hereto as Exhibit A.

         4.8 Issuer agrees to indemnify and hold harmless Finder and each person, if any, who controls Finder within the meaning of the Securities Act of 1933, as amended (the "Act"), its employees, agents, and the Finder's counsel against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all attorneys' fees), to which Finder, any controlling person, its employees, agents, or Finder's counsel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering and/or Transaction documents and agreements; or (ii) arising out of or are based upon the omission or alleged omission to state in the [Offering] [Transaction] documents and agreements any material facts required to be stated therein or necessary to make the statements therein not misleading.


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

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.


Company: Nutrastar, Inc.
          (The "Issuer" or the "Company")

By: _______________________________

Title:______________________________


VSource1, Inc. and vSource1.com, Inc.
                 (The "Finder")

By:      Robert Gray
         Robert Gray
         President




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